UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 3, 2007
Forest City Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Tower, 50 Public Square Suite 1100, Cleveland, Ohio	44113

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:        216-621-6060
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; the Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On October 3, 2007, Forest City Enterprises, Inc. (the “Company”) announced that Thomas G. Smith, Executive Vice President, Chief Financial Officer and Secretary will retire following the filing of the Company’s fiscal year 2007 Form 10-K with the U.S. Securities and Exchange Commission and Robert G. O’Brien will assume the position of Executive Vice President, Chief Financial Officer at that time, which is expected to be on or about April 1, 2008. A copy of the press release announcing the transition is attached hereto as Exhibit 99.1.
Mr. O’Brien, age 50, joined the Company in 1988 as Vice President of project finance in the Commercial Group. From 1994 to 2000, he was President of Forest City Finance Corporation, a subsidiary of the Company, with responsibility for identifying financing sources, procuring capital and monitoring all outstanding mortgage loans. Since 2000, Mr. O’Brien has served as Executive Vice President, Strategy and Investment of Forest City Rental Properties Corporation, a subsidiary of the Company, with responsibility for the Company’s strategic planning process and chairing the Investment Committee, which evaluates the Company’s new projects and development pipeline opportunities. Mr. O’Brien received his BA in economics from Kalamazoo College and his MBA in finance from Indiana University.
While no employment agreement has been entered into, Mr. O’Brien will be eligible to participate in the Company’s executive bonus plan and receive equity-based awards in accordance with the terms established by the Company’s Compensation Committee on the same basis as other senior management executives.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.     Description
99.1                 Press Release dated October 3, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.
October 3, 2007	By:	/s/ Thomas G. Smith
		Name:	Thomas G. Smith
		Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated October 3, 2007